Exhibit k(3)

First Amendment to the Second Amended and

Restated Expense Support Agreement

This First Amendment to the Second Amended and Restated Expense Support Agreement is entered into this 25th day of July, 2017, by and between Sierra Total Return Fund (the “Fund”) and STRF Advisors LLC (the “Adviser”).

WHEREAS, the Fund and the Adviser entered into the Expense Support Agreement on August 10, 2016;

WHEREAS, the Fund and the Adviser entered into the First Amended and Restated Expense Support Agreement on August 18, 2016;

WHEREAS, the Fund and the Adviser entered into the Second Amended and Restated Expense Support Agreement on May 11, 2017 (the “Agreement”); and

WHEREAS, the Fund and the Adviser desire to enter into this First Amendment to the Second Amended and Restated Expense Support Agreement for the sole purpose of extending the term of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Fund and the Adviser hereby agree as follows:

The term of the Agreement shall be extended through at least the one year anniversary of July 25, 2017, the effective date of the Fund’s Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File Nos. 333-209496 and 811-23137). All other terms of the Agreement shall remain in full force and effect.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Exhibit k(3)

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Second Amended and Restated Expense Support Agreement to be executed by their duly authorized representatives as of the date first written above.

STRF ADVISORS LLC

By:___/s/ Christopher M. Mathieu____________________
Name: Christopher M. Mathieu
Title: Chief Financial Officer

SIERRA TOTAL RETURN FUND

By:___/s/ Seth Taube____________________
Name: Seth Taube
Title: Trustee